Form 10-K, Exhibit 13
period 2001-12-31
UNISOURCE ENERGY CORP; TUCSON ELECTRIC POWER CO
filed 2002-03-07
CIK 941138, 100122

Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-43765, 333-43767, 333-43769, 333-53309, 333-53333 and 333-53337), on Form S-3
(Nos. 333-31043 and 333-93769), and on Form S-4 (No. 333-60809)
of UniSource Energy Corporation of our report dated February 1, 2002 relating to the financial statements and financial statement schedule, which appear in this Form 10-K. We also consent to the incorporation by reference in Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-65143) of Tucson Electric Power Company of our report dated February 1, 2002 relating to the financial statements and financial statement schedule, which appear in this Form 10-K.




PricewaterhouseCoopers LLP
Los Angeles, California
March 5, 2002